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EXHIBIT 5.0






                                 May 5, 2004




Board of Directors
Provident Bankshares Corporation
117 East Lexington Street
Baltimore, Maryland 21202

     Re: Southern Financial Bancorp, Inc. 1993 Stock Option and Incentive Plan Southern Financial Bancorp, Inc. 2003 Stock Incentive Plan

Board Members:

    We have been requested by Provident Bankshares Corporation, a Maryland corporation (the "Corporation"), to issue our opinion in connection with the registration of 58,209 shares of the Corporation's common stock, $1.00 par value (the "Shares"), on Form S-8 under the Securities Act of 1933. The Shares may be issued under the outstanding stock option agreements governing stock options granted under the Southern Financial Bancorp, Inc. 1993 Stock Option and Incentive Plan and the Southern Financial Bancorp, Inc. 2003 Stock Incentive Plan (collectively referred to as the "Plans").

    In connection with the merger of Southern Financial Bancorp, Inc. with and into the Corporation, effective April 30, 2004 (the "Merger"), the Corporation has succeeded to and assumed the obligations of Southern Financial Bancorp, Inc., under the Plans. In lieu of the shares of Southern Financial Bancorp, Inc., common stock which would have been issued under the Plans, the Shares will be issued subject to adjustment for the exchange ratio set forth in the agreement governing the Merger.

    We have made such legal and factual examinations and inquiries as we have deemed advisable for the purpose of rendering this opinion. In our examination, we have assumed and have not verified: (i) the genuineness of all signatures;
(ii) the authenticity of all documents submitted to us as originals; (iii) the conformity with the originals of all documents supplied to us as copies; and
(iv) the accuracy and completeness of all corporate records and documents and of all certificates and statements of fact, in each case given or made available to us by the Corporation, Southern Financial Bancorp, Inc., or their respective subsidiaries.

    Based on the foregoing and limited in all respects to Maryland law, it is our opinion that the Shares reserved for issuance under the Plans are duly authorized, and, following payment for the common stock upon exercise of the options in accordance with the terms of the Plans, such Shares will be validly issued, fully paid and nonassessable.





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Board of Directors
Provident Bankshares Corporation
May 5, 2004
Page 2



    This opinion is rendered to you solely for your benefit in connection with the issuance of the Shares as described above. This opinion may not be relied upon by any other person or for any other purpose, and it should not be quoted, in whole or in part, otherwise be referred to or be furnished to any governmental agency (other than the Securities and Exchange Commission in connection with the aforementioned Registration Statement on Form S-8 in which this opinion is contained) or any other person or entity without the prior written consent of this firm.

    We note that, although certain portions of the Registration Statement on Form S-8 (the financial statements and schedules) have been included therein (through incorporation by reference) on the authority of "experts" within the meaning of the Securities Act, we are not experts with respect to any portion of the Registration Statement, including, without limitation, the financial statements or schedules or the other financial information or data included therein.

    We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement on Form S-8, and we consent to the use of the name of our firm under the heading "Interests of Named Experts and Counsel" therein.

                             Very truly yours,


                             /s/ MULDOON MURPHY FAUCETTE & AGUGGIA LLP